                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549
                                      FORM 8-K
                                   CURRENT REPORT
PORT


                       Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



          Date of Report (Date of earliest event reported):   May 16, 1997



                                CERIDIAN CORPORATION
                 (Exact name of registrant as specified in charter)



               Delaware                 1-1969              52-0278528
          (State or other juris-   (Commission File       (IRS Employer
          diction of incorporation      Number)        Identification No.)



          8100 34th Avenue South, Minneapolis, MN             55425
          (Address of principal executive offices)          (Zip code)

          Registrant's telephone number, including area code: 612-853-8100

          Item 5.  Other Events.

               As previously disclosed, Ceridian and its U.S. defined benefit pension plans (collectively, the _Plan_) have been named as co-defendants in a class action lawsuit filed in U.S. District Court in Minnesota involving as many as 12,000 former employees seeking increased lump sum pension benefit payments. The plaintiffs, all of whom left the Company before the age of 65 and received lump sum benefit payments, claim that an improperly high interest (discount) rate was utilized to calculate their lump sum benefit amounts, thereby lowering the benefit amounts. On May 5, 1997, the court granted Ceridian's motion for summary judgment concerning three of plaintiffs' claims, but denied Ceridian's motion with respect to the plaintiffs' ERISA benefit claim. In its denial, the court expressed the view that the Plan required the lower discount rate that would have provided even larger lump sum payments than had been paid, and that Ceridian's affirmative defenses would not defeat plaintiffs' ERISA claim.

               To fully appreciate why Ceridian believes that the court's actions in connection with the remaining count are in error, one must understand the background to the introduction of the lump sum benefit feature at the beginning of 1989. Large-scale layoffs and divestitures took place at Control Data Corporation from the mid 1980s to the early 1990's, and the Company voluntarily took a variety of actions to lessen the financial impact on employees who left the Company, including actions to increase benefits under the Plan. Beginning in the mid 1980s, retirement benefits for terminated employees were significantly enhanced by including severance pay in the calculation of the amount of retirement benefits.

               Then in 1989, the Company voluntarily amended the Plan to give Plan participants who left the Company after 1988 the option to immediately receive their retirement benefits in a lump sum rather than in a stream of monthly payments that could not begin prior to age 65 (or age 55 in a reduced amount). The lump sum option was also enhanced _ voluntarily and purposely it was made much more generous than the normal age 65 retirement benefit. In fact, the nationally-recognized independent actuary for the Plan testified in a deposition in this case that the lump sum retirement benefit introduced by the Company in 1989 was as generous or more generous than that provided by any other private retirement plan known to the actuary. Since this lump sum feature was introduced, approximately 75% of Plan participants eligible to choose their form of benefit have chosen the lump sum option. The class plaintiffs have received about $360 million in lump sum payments (from a Plan whose assets peaked in 1989 at $730 million). Now, years after the fact (the vast majority of lump sum benefits having been paid during 1989-1991) and under the guidance of contingent-fee attorneys who specialize in exploiting complexities and ambiguities in pension plans and reportedly take up to 50% of any recovery, plaintiffs assert that they are entitled to still larger lump sum benefits, potentially as much as $69 million plus interest, according to very preliminary calculations by the Plan's actuary.

               From the first day the lump sum benefit feature was introduced into the Plan, the same discount rate formula was consistently used to calculate each plaintiff's lump sum benefit
          - a formula that was expressly permitted by ERISA (120% of a specified Pension Benefit Guaranty Corporation (PBGC) annuity rate), that had been intended when the lump sum feature was approved and that was the basis for the Plan's funding assumptions. Unfortunately, the relevant language included in an exhibit to the revised Plan document was carried over from an earlier version of the Plan and was incorrect - it did not explicitly state the 120% factor or the PBGC annuity rate mandated by the Tax Reform Act of 1986 (_TRA_). As such, applying the language literally included in the Plan document would have led to an impermissible result under ERISA. The TRA allowed pension plan sponsors such as the Company to retroactively amend pension plans to correct drafting errors and other technical defects in plan documents to conform plan documents to the manner in which a plan had been consistently administered. The Company amended the Plan to specify the correct formula within the period allowed by the TRA.

               The plaintiffs are seeking to impose on the Plan an obligation to use a discount rate more favorable to them, essentially arguing that the Plan must be stuck with the inadvertent omission of any reference to the 120% factor, despite the contrary intent of those who approved the lump sum feature, the contrary consistent administration of the Plan, and the later corrective amendment, but that the Plan document was somehow _clear enough_ on the issue of the PBGC annuity rate. In the course of its denial of summary judgment on the ERISA count, the court apparently, and the Company believes mistakenly, agreed with the plaintiffs. The Company also believes that the court mistakenly rejected the Company's assertion that the plaintiffs waited too long to file suit. Although the court agreed with the defendants that a two-year statute of limitations applies to plaintiffs' claims, the court held that the two-year period doesn't start running until a former Plan participant actually questions an award amount and the Plan administrator responds negatively to the inquiry. As a practical matter, this would mean that the statute of limitations would never be triggered by most recipients of Plan benefits.

               Ceridian strongly believes that the court's decisions related to the ERISA count are in error, will seek immediate appellate review, and will appeal any adverse judgment that might ultimately be entered. Any adverse judgment that might result would be an obligation of the Plan, and would only indirectly affect Ceridian in that Ceridian's obligation to fund the Plan is determined with reference to the funded status of the Plan. The funded status of the Plan is affected by a complex interplay of factors that include the performance of the Plan's investments, current interest (discount) rates and other actuarial assumptions. Because of factors such as these, it is not possible to accurately estimate the impact on Ceridian's funding obligations (and pension expense for income statement purposes) that an adverse judgment might have. Ceridian believes that one option that would be available to it would be to immediately contribute the amount of any adverse judgment, including accrued interest, to the Plan and record a corresponding one-time charge against income. Alternatively, Ceridian believes it would also be permitted to spread both the cash and income statement impact of such a judgment over a period of ten years or more, in annual amounts which, while difficult to estimate, are believed would be only a small fraction of the amount of any adverse judgment.

                                      SIGNATURE


               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CERIDIAN CORPORATION

          Dated: May 16, 1997
                                        By:  /s/ J.R. Eickhoff
                                        Name:  J.R. Eickhoff
                                        Title: Executive Vice President
                                               and Chief Financial Officer